Exhibit 99.1
News from Xerox Holdings Corporation
For Immediate Release
                  Xerox Holdings Corporation
                                  201 Merritt 7
                               Norwalk, CT 06851-1056
                                 tel+1-203-968-3000
Xerox Releases Second-Quarter Results

Financial Results

•$34 million of operating cash flow from continuing operations, down $242 million year-over-year, and $15 million of free cash flow, down $245 million year-over-year
•Adjusted operating margin of 4.2 percent, down 820 basis points year-over-year
•$1.47 billion of revenue, a decrease of 35.3 percent year-over-year or 34.6 percent in constant currency
•GAAP earnings per share (EPS) from continuing operations of $0.11 per share, down $0.49 year-over-year, and adjusted EPS of $0.15, down $0.64 year-over-year

NORWALK, Conn., July 28, 2020 — Xerox Holdings Corporation (NYSE: XRX) announced its second-quarter 2020 financial results.

“I am proud of our employees who did what was necessary during this unprecedented disruption to support our business and clients, especially those delivering essential services. While the bulk of our markets were fully or partially shut down during the quarter, our team’s financial discipline enabled us to deliver positive earnings per share and cash flow while continuing to invest in key areas of growth,” said Xerox Vice Chairman and CEO John Visentin. “No one can control or accurately predict what happens next. We have modeled numerous scenarios to ensure we have flexibility no matter how the pandemic continues to impact global business.”

Second-Quarter Key Financial Results - Continuing Operations

(in millions, except per share data)	Q2 2020	Q2 2019	B/(W) YOY	% Change YOY
Revenue	$1,465	$2,263	$(798)	(35.3)% AC (34.6)% CC1
Gross Margin	38.5%	39.1%	(60) bps
RD&E %	5.2%	3.9%	(130) bps
SAG %	29.1%	22.8%	(630) bps
Pre-Tax Income	$35	$190	$(155)	(81.6)%
Pre-Tax Income Margin	2.4%	8.4%	(600) bps
Operating Income - Adjusted[1]	$62	$280	$(218)	(77.9)%
Operating Margin - Adjusted[1]	4.2%	12.4%	(820) bps
GAAP EPS	$0.11	$0.60	$(0.49)	(81.7)%
EPS - Adjusted[1]	$0.15	$0.79	$(0.64)	(81.0)%
(1) Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measures.

Business Highlights
•Launched “Make Now Work,” an integrated content marketing campaign that demonstrates how Xerox supports clients’ digital transformations and changing needs accelerated by COVID-19.
•Added and renewed several Fortune 500 and public sector clients such as HM Land Registry; Ministry of Citizens’ Services, BC Mail Plus; Veterans Affairs of Montana & Wyoming; and Allianz.
•Expanded the company’s software portfolio with the launch of the Xerox Team Availability App to support flexible workplace needs.
•Introduced the next-generation AltaLink® C8100/B8100 Series with ConnectKey® apps and automation that speeds digital transformation and supports workers in and out of the office.
•Announced the Adaptive CMYK+ Kit for the Xerox Versant®, an enhancement that allows print providers to offer higher value, embellishment solutions without a major investment.
•Stood up manufacturing operations for Xerox’s COVID-19 healthcare initiatives such as making disposable, low-cost FDA-cleared ventilators and hospital-grade hand sanitizer—an area where the company is doubling production in response to demand.

About Xerox
Xerox Holdings Corporation makes every day work better. We are a workplace technology company building and integrating software and hardware for enterprises large and small. As customers seek to manage information across digital and physical platforms, Xerox delivers a seamless, secure and sustainable experience. Whether inventing the copier, the Ethernet, the laser printer or more, Xerox has long defined the modern work experience. Learn how that innovation continues at xerox.com.

Non-GAAP Measures
This release refers to the following non-GAAP financial measures for the second-quarter:

•Adjusted EPS, which excludes restructuring and related costs, the amortization of intangible assets, non-service retirement-related costs and transaction and related costs, net from GAAP earnings per share from continuing operations.
•Adjusted operating income/margin, which exclude the EPS adjustments noted above as well as the remainder of other expenses, net from pre-tax income/margin.
•Constant currency (CC) revenue change, which excludes the effects of currency translation.
•Free cash flow, which is operating cash flow from continuing operations less capital expenditures.

Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measures.

Forward-Looking Statements
This release, and other written or oral statements made from time to time by management contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should”, "targeting", "projecting", "driving" and similar expressions, as they relate to us, our performance and/or our technology, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: the effects of the COVID-19 pandemic on our and our customers' businesses and the duration and extent to which this will impact our future results of operations and overall financial performance; our ability to address our business challenges in order to reverse revenue declines, reduce costs and increase productivity so that we can invest in and grow our business; our ability to attract and retain key personnel; changes in economic and political conditions, trade protection measures, licensing requirements and tax laws in the United States and in the foreign countries in which we do business; the imposition of new or incremental trade protection measures such as tariffs and import or export restrictions; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that partners, subcontractors and software vendors will not perform in a timely, quality manner; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that confidential and/or individually identifiable information of ours, our customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems due to cyber attacks or other intentional acts; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; the exit of the United Kingdom from the European Union; our ability to manage changes in the printing environment and expand equipment placements; interest rates, cost of borrowing and access to credit markets; funding requirements associated with our employee pension and retiree health benefit plans; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; any impacts resulting from the restructuring of our relationship with Fujifilm Holdings Corporation; and the shared services arrangements entered into by us as part of Project Own It. Additional risks that may affect Xerox’s operations and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of Xerox Holdings Corporation’s and Xerox Corporation's 2019 Annual Report on Form 10-K, as well as in Xerox Holdings Corporation's and Xerox Corporation's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC.

These forward-looking statements speak only as of the date of this release or as of the date to which they refer, and Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

-XXX-

Media Contact:
Caroline Gransee-Linsey, Xerox, +1-203-849-2359, Caroline.Gransee-Linsey@xerox.com

Investor Contact:
Ann Pettrone, Xerox, +1-203-849-2590, Ann.Pettrone@xerox.com

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Xerox®, AltaLink®, ConnectKey® and Versant® are trademarks of Xerox in the United States and/or other countries.

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per-share data)	2020	2019	2020	2019
Revenues
Sales	$460	$800	$1,025	$1,524
Services, maintenance and rentals	949	1,402	2,185	2,795
Financing	56	61	115	124
Total Revenues	1,465	2,263	3,325	4,443
Costs and Expenses
Cost of sales	338	539	725	989
Cost of services, maintenance and rentals	533	806	1,264	1,627
Cost of financing	30	33	60	65
Research, development and engineering expenses	76	88	160	180
Selling, administrative and general expenses	426	517	967	1,063
Restructuring and related costs	3	37	44	149
Amortization of intangible assets	10	11	21	26
Transaction and related costs, net	7	4	24	4
Other expenses, net	7	38	30	77
Total Costs and Expenses	1,430	2,073	3,295	4,180
Income before Income Taxes & Equity Income(1)	35	190	30	263
Income tax expense	8	50	7	40
Equity in net income of unconsolidated affiliates	—	2	2	4
Income from Continuing Operations	27	142	25	227
Income from discontinued operations, net of tax	—	42	—	93
Net Income	27	184	25	320
Less: Income from continuing operations attributable to noncontrolling interests	—	1	—	2
Less: Income from discontinued operations attributable to noncontrolling interests	—	2	—	4
Net Income Attributable to Xerox Holdings	$27	$181	$25	$314

Amounts Attributable to Xerox Holdings:
Income from continuing operations	$27	$141	$25	$225
Income from discontinued operations	—	40	—	89
Net Income Attributable to Xerox Holdings	$27	$181	$25	$314

Basic Earnings per Share:
Continuing operations	$0.11	$0.62	$0.08	$0.97
Discontinued operations	—	0.17	—	0.39
Total Basic Earnings per Share	$0.11	$0.79	$0.08	$1.36

Diluted Earnings per Share:
Continuing operations	$0.11	$0.60	$0.08	$0.94
Discontinued operations	—	0.17	—	0.38
Total Diluted Earnings per Share	$0.11	$0.77	$0.08	$1.32
___________________________
(1) Referred to as “Pre-Tax Income” throughout the remainder of this document.

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2020	2019	2020	2019
Net Income	$27	$184	$25	$320
Less: Income from continuing operations attributable to noncontrolling interests	—	1	—	2
Less: Income from discontinued operations attributable to noncontrolling interests	—	2	—	4
Net Income Attributable to Xerox Holdings	27	181	25	314

Other Comprehensive Income (Loss), Net
Translation adjustments, net	25	(4)	(172)	33
Unrealized (losses) gains, net	(2)	—	3	2
Changes in defined benefit plans, net	80	9	134	10
Other Comprehensive Income (Loss), Net Attributable to Xerox Holdings	103	5	(35)	45

Comprehensive Income (Loss), Net	130	189	(10)	365
Less: Comprehensive income, net from continuing operations attributable to noncontrolling interests	—	1	—	2
Less: Comprehensive income, net from discontinued operations attributable to noncontrolling interests	—	2	—	4
Comprehensive Income (Loss), Net Attributable to Xerox Holdings	$130	$186	$(10)	$359

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in millions, except share data in thousands)	June 30, 2020	December 31, 2019
Assets
Cash and cash equivalents	$2,272	$2,740
Accounts receivable (net of allowances of $60 and $55, respectively)	789	1,236
Billed portion of finance receivables (net of allowances of $4 and $3, respectively)	116	111
Finance receivables, net	1,046	1,158
Inventories	922	694
Other current assets	246	201
Total current assets	5,391	6,140
Finance receivables due after one year (net of allowances of $139 and $86, respectively)	1,908	2,082
Equipment on operating leases, net	312	364
Land, buildings and equipment, net	418	426
Intangible assets, net	250	199
Goodwill	3,939	3,900
Deferred tax assets	563	598
Other long-term assets	1,344	1,338
Total Assets	$14,125	$15,047
Liabilities and Equity
Short-term debt and current portion of long-term debt	$1,793	$1,049
Accounts payable	916	1,053
Accrued compensation and benefits costs	269	349
Accrued expenses and other current liabilities	813	984
Total current liabilities	3,791	3,435
Long-term debt	2,185	3,233
Pension and other benefit liabilities	1,595	1,707
Post-retirement medical benefits	338	352
Other long-term liabilities	521	512
Total Liabilities	8,430	9,239

Convertible Preferred Stock	214	214

Common stock	213	215
Additional paid-in capital	2,722	2,782
Treasury stock, at cost	—	(76)
Retained earnings	6,223	6,312
Accumulated other comprehensive loss	(3,681)	(3,646)
Xerox Holdings shareholders’ equity	5,477	5,587
Noncontrolling interests	4	7
Total Equity	5,481	5,594
Total Liabilities and Equity	$14,125	$15,047

Shares of common stock issued	213,014	214,621
Treasury stock	—	(2,031)
Shares of Common Stock Outstanding	213,014	212,590

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2020	2019	2020	2019
Cash Flows from Operating Activities
Net Income	$27	$184	$25	$320
Income from discontinued operations, net of tax	—	(42)	—	(93)
Income from continuing operations	27	142	25	227
Adjustments required to reconcile Net income to Cash flows from operating activities
Depreciation and amortization	88	110	182	228
Provisions	21	20	101	42
Net gain on sales of businesses and assets	—	—	(1)	(1)
Stock-based compensation	13	15	24	30
Restructuring and asset impairment charges	(2)	18	27	72
Payments for restructurings	(17)	(21)	(52)	(54)
Defined benefit pension cost	13	32	37	68
Contributions to defined benefit pension plans	(31)	(36)	(64)	(70)
Decrease (increase) in accounts receivable and billed portion of finance receivables	262	(29)	428	9
(Increase) decrease in inventories	(99)	64	(225)	16
Increase in equipment on operating leases	(23)	(42)	(55)	(72)
Decrease in finance receivables	97	38	190	119
Decrease (increase) in other current and long-term assets	1	17	(15)	15
Decrease in accounts payable	(210)	(14)	(159)	(46)
Decrease in accrued compensation	(21)	(10)	(129)	(83)
Decrease in other current and long-term liabilities	(92)	(54)	(130)	(7)
Net change in income tax assets and liabilities	13	10	3	(11)
Net change in derivative assets and liabilities	(10)	2	(2)	10
Other operating, net	4	14	22	6
Net cash provided by operating activities of continuing operations	34	276	207	498
Net cash provided by operating activities of discontinued operations	—	37	—	41
Net cash provided by operating activities	34	313	207	539
Cash Flows from Investing Activities
Cost of additions to land, buildings, equipment and software	(19)	(16)	(42)	(31)
Proceeds from sales of businesses and assets	—	—	2	1
Acquisitions, net of cash acquired	—	(38)	(193)	(42)
Other investing, net	1	—	1	—
Net cash used in investing activities	(18)	(54)	(232)	(72)
Cash Flows from Financing Activities
Net (payments) proceeds on debt	(310)	1	(308)	(401)
Dividends	(57)	(60)	(115)	(122)
Payments to acquire treasury stock, including fees	—	(197)	—	(300)
Other financing, net	(5)	(21)	(9)	(23)
Net cash used in financing activities	(372)	(277)	(432)	(846)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	5	8	(24)	7
Decrease in cash, cash equivalents and restricted cash	(351)	(10)	(481)	(372)
Cash, cash equivalents and restricted cash at beginning of period	2,665	786	2,795	1,148
Cash, Cash Equivalents and Restricted Cash at End of Period	$2,314	$776	$2,314	$776

Impact of COVID-19 on Our Business Operations
In response to the global COVID-19 pandemic crisis, we have prioritized the health and safety of our employees, customers and partners and continue to work to support their needs. While we continue to implement actions to mitigate the effects of this crisis on our business and operations, the uncertainty around the duration and economic impact of this crisis makes it difficult for the company to predict the full impact of the crisis on our business operations and financial performance. As a result, we are not providing financial guidance at this time.
We have modeled the potential impacts on our business of numerous recovery scenarios. The most significant near-term impact from the crisis has been on our equipment and unbundled supplies sales which are transactional in nature. Sales are expected to continue to decline significantly as businesses hold off or delay purchases during the closure period and until there is a more certain path to controlling the health crisis and to economic recovery. However, we expect this transactional portion of the business to begin to recover gradually in the second half as businesses reopen. The impact on revenues from lower equipment and supply sales is somewhat mitigated by bundled services, which are more contractual in nature. Our bundled services contracts, on average, include a minimum fixed charge and a significant variable component linked to print volumes. The variable charges are impacted by our customers' employees not being in the office and using our equipment due to the current lock-down and capacity restrictions in office buildings as they reopen. We expect that this contractual relationship will continue to enable us to be ready to ramp up and support our customers' needs as businesses resume operations.
The continued uncertainty around the spread and resurgence of the virus has changed our prior expectation for an inflection point following the second quarter. While Europe, Canada and some areas of the U.S. are reopening after controlling the rate of new infections, other areas in Latin America and parts of southern and western U.S. are seeing surges that have forced the rollback of business reopenings and impacted their economies. We experienced some signs of recovery, and a moderation in our rate of revenue declines during the month of June, however we expect that our business will continue to be impacted by the ongoing uncertainty. Accordingly, we now expect a slower pace of gradual recovery in the second half of the year.
We have a strong balance sheet and sufficient liquidity, including access to our undrawn $1.8 billion revolver as well as to receivables securitization and capital markets. Due to our Project Own It transformation, we have a more flexible cost structure, and have also focused our efforts on incremental actions to prioritize and preserve cash as we manage through this crisis. These actions include the reduction of discretionary spend such as near term targeted marketing programs and the use of contract employees as well as compensation incentives consistent with lower sales and operating results.
Government Assistance and Furlough Programs
In response to the COVID-19 pandemic crisis, various governments have enacted or continue to contemplate temporary measures to provide aid and economic stimulus directly to companies through cash grants and credits or indirectly through payments to temporarily furloughed employees.
On March 27, 2020, in response to the COVID-19 crisis, the U.S. government enacted the Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act"). In addition to including temporary changes to income and non-income-based tax laws, the CARES Act also provides refundable employee retention credits and defers the requirement to remit the employer-paid portion of social security payroll taxes. Similar pay protection programs were enacted in Canada and Europe that primarily provide direct grants to companies to cover the salary and wages of employees (retained or temporarily furloughed). During second quarter 2020, we recognized savings of approximately $60 million from these temporary measures in the U.S., Canada and Europe, including $53 million from various government assistance programs and $7 million from furlough programs. Through the use of these programs, we have thus far been able to provide an offset to our costs, without further use of cash, while maintaining our employee base and minimizing the financial impact to our employees.
There were no material impacts to our income tax expense in the second quarter 2020 as a result of the temporary changes included in the CARES Act and we expect to defer payment of the employer-paid portion of social security payroll taxes through the end of calendar year 2020; however, this deferral will be reduced by employee retention credits as earned during 2020.

The savings of approximately $60 million were recorded as follows in the Condensed Consolidated Statements of Income:

(in millions)	Three Months Ended June 30, 2020

Cost of services, maintenance and rentals	$40
Research, development and engineering expenses	1
Selling, administrative and general expenses	19
Total Estimated Savings	$60

Revenues

	Three Months Ended June 30,				% of Total Revenue
(in millions)	2020	2019	% Change	CC % Change	2020	2019
Equipment sales	$310	$504	(38.5)%	(38.0)%	21%	22%
Post sale revenue	1,155	1,759	(34.3)%	(33.6)%	79%	78%
Total Revenue	$1,465	$2,263	(35.3)%	(34.6)%	100%	100%

Reconciliation to Condensed Consolidated Statements of Income:
Sales	$460	$800	(42.5)%	(41.8)%
Less: Supplies, paper and other sales	(150)	(296)	(49.3)%	(48.1)%
Equipment Sales	$310	$504	(38.5)%	(38.0)%

Services, maintenance and rentals	$949	$1,402	(32.3)%	(31.6)%
Add: Supplies, paper and other sales	150	296	(49.3)%	(48.1)%
Add: Financing	56	61	(8.2)%	(7.5)%
Post Sale Revenue	$1,155	$1,759	(34.3)%	(33.6)%

Americas	$990	$1,504	(34.2)%	(33.6)%	68%	67%
EMEA	428	709	(39.6)%	(38.5)%	29%	31%
Other	47	50	(6.0)%	(6.0)%	3%	2%
Total Revenue(1)	$1,465	$2,263	(35.3)%	(34.6)%	100%	100%

Memo:
Xerox Services	$604	$853	(29.2)%	(28.2)%	41%	38%
____________________________
CC - Constant Currency (see "Non-GAAP Financial Measures" section).
(1)Refer to Appendix II for our Geographic Sales Channels and Products and Offerings Definitions.

Second quarter 2020 total revenue decreased 35.3% as compared to second quarter 2019, including a 0.7-percentage point unfavorable impact from currency and an approximate 1.0-percentage point favorable impact from recent partner dealer acquisitions. The global COVID-19 pandemic crisis significantly impacted our second quarter 2020 revenues due to business closures and office building capacity restrictions that impacted our customers' purchasing decisions and caused lower printing volumes on our devices. Geographically, our European operations had larger revenue declines during the quarter, partially due to a larger mix of sales through indirect channel partners which, in response to the lower demand caused by the crisis, reduced their inventory purchases to manage liquidity. Our North American operations include a larger mix of government, education, healthcare and other large customers that were less affected by business closures than our SMB customers and, on average, our North American customers have contracts with a higher component of fixed charges. Second quarter 2020 total revenue reflected the following:
•Post sale revenue primarily reflects contracted services, equipment maintenance, supplies and financing. These revenues are associated not only with the population of devices in the field, which is affected by installs and removals, but also by the page volumes generated from the usage of such devices and the revenue per printed page. Post sale revenue also includes transactional IT hardware sales and implementation services from our XBS organization. Post sale revenue decreased 34.3% as compared to second quarter 2019, including a 0.7-percentage point unfavorable impact from currency. The global COVID-19 pandemic crisis significantly impacted our post sale revenue during the second quarter 2020, however its impact on our post sale revenue slightly moderated later in the quarter, as businesses started to reopen in certain geographical areas in the U.S. and Europe, resulting in a gradual moderation of our page volume declines. The decline in post sale revenue reflected the following:
◦Services, maintenance and rentals revenue includes rental and maintenance revenue (including bundled supplies) as well as the post sale component of the document services revenue from our Xerox Services offerings. These revenues decreased 32.3% as compared to second quarter 2019, including a 0.7-percentage point unfavorable impact from currency. The decline at constant currency1 reflected a lower population of devices (which is partially associated with continued lower Enterprise signings and lower installs in prior and current periods), an ongoing competitive price environment, and lower page volumes (including a higher mix of lower average-page-volume products) that are worse than pre-COVID-19 decline trends due to the impact of business closures during the quarter. While these revenues are contractual in nature, on average, our bundled services contracts include a minimum fixed charge and a significant variable component based on print volumes. The rate of decline of these revenues slightly moderated later in the quarter as businesses started to reopen in certain geographical areas in the U.S. and Europe.
◦Supplies, paper and other sales includes unbundled supplies and other sales. These revenues decreased 49.3% as compared to second quarter 2019, including a 1.2-percentage point unfavorable impact from currency and reflected lower supplies revenues associated with lower page volume trends. The decrease in supplies was significantly impacted by lower sales to indirect channels, which, in response to the lower demand caused by the crisis, reduced their inventory purchases to manage liquidity. We expect that indirect channels will maintain low purchase levels and continue to reduce their inventories until there is a stable recovery in sales activity.
◦Financing revenue is generated from financed equipment sale transactions. The 8.2% decline in these revenues reflected a continued decline in the finance receivables balance due to lower equipment sales in prior periods and included a 0.7-percentage point unfavorable impact from currency.

	Three Months Ended June 30,				% of Equipment Sales
(in millions)	2020	2019	% Change	CC % Change	2020	2019
Entry	$34	$52	(34.6)%	(33.5)%	11%	10%
Mid-range	209	350	(40.3)%	(40.1)%	67%	70%
High-end	64	97	(34.0)%	(27.5)%	21%	19%
Other	3	5	(40.0)%	(40.0)%	1%	1%
Equipment Sales	$310	$504	(38.5)%	(38.0)%	100%	100%
____________________________
CC - Constant Currency (see "Non-GAAP Financial Measures" section).

•Equipment sales revenue decreased 38.5% as compared to second quarter 2019, including a 0.5-percentage point unfavorable impact from currency as well as the impact of price declines of approximately 5%. The global COVID-19 pandemic crisis significantly impacted our equipment sales revenue during the second quarter 2020 as a result of business closures and office building capacity restrictions that impacted our customers' purchasing decisions and caused delayed installations. The global pandemic affected our operations throughout the quarter, however, its impact on our equipment sales lessened later in the quarter, as businesses started to reopen in certain geographical areas in the U.S. and Europe. The decline at constant currency1 reflected the following:
◦Entry - The decrease was primarily due to lower sales of devices through our indirect channels in EMEA, Latin America and the U.S. affected in part by the COVID-19 crisis and partially offset by higher sales of lower-end black-and-white devices associated with work-from-home promos and large order deals from Eurasia.
◦Mid-range - The decrease was driven by lower sales of devices partially as a result of the COVID-19 crisis and related office closures, which impacted this group of products more due to their prevalence in office-team settings; the decline was also more significant in our European operations due to a heavier mix of businesses through indirect channel partners, which, in response to the lower demand caused by the crisis, reduced their inventory purchases to manage liquidity. Higher sales to our government and healthcare customers in North America, as well as strong demand for our recently launched PrimeLink devices, provided a partial offset.
◦High-end - The decrease reflected primarily lower installs of our Versant entry-production color devices, and lower installs in EMEA of our Iridesse production presses. Sales of black and white presses for customers with transactional printing applications, and iGen systems grew during the quarter. The decrease in our equipment sales revenue from production color systems was partially impacted by the COVID-19 crisis, particularly in our European operations, where the distribution of our Versant and Iridesse devices through indirect channels was affected by furlough adoptions and lower inventory purchases as dealers managed their liquidity.

Total Installs
Installs reflect new placement of devices only (i.e., measure does not take into account removal of devices which may occur as a result of contract renewals or cancellations). Revenue associated with equipment installations may be reflected up-front in Equipment sales or over time either through rental income or as part of our Xerox Services revenues (which are both reported within our post sale revenues), depending on the terms and conditions of our agreements with customers. Installs include activity from Xerox Services and Xerox-branded products shipped to our XBS sales unit. Detail by product group (see Appendix II) is shown below:

Entry
•35% decrease in color multifunction devices reflecting lower installs of ConnectKey devices through our indirect channels in the U.S. and in EMEA.
•9% decrease in black-and-white multifunction devices reflecting lower activity from North and Latin America, partially offset by higher activity from EMEA. The declines are primarily driven by lower sales in the higher end of the portfolio partially offset by higher sales of low-end devices associated with large order deals from Eurasia and work-from-home promotions.
Mid-Range2
•46% decrease in mid-range color installs primarily reflecting lower installs of multifunction color devices partially offset by strong demand for our recently launched PrimeLink entry-production color devices.
•42% decrease in mid-range black-and-white reflecting in part global market trends partially offset by strong demand for our recently launched PrimeLink light-production multi-function devices.
High-End2
•58% decrease in high-end color installs reflecting primarily lower installs of our lower-end Versant devices and of our Iridesse productions systems.
•2% increase in high-end black-and-white systems reflecting higher installs of our Nuvera offsetting market trends.

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(1)See the “Non-GAAP Financial Measures” section for an explanation of the non-GAAP financial measure.
(2)Mid-range and High-end color installations exclude Fuji Xerox digital front-end sales; including Fuji Xerox digital front-end sales, Mid-range color devices decreased 46%, and High-end color systems decreased 57%.

Costs, Expenses and Other Income
Summary of Key Financial Ratios
The following is a summary of key financial ratios used to assess our performance:

	Three Months Ended June 30,
(in millions)	2020	2019	B/(W)
Gross Profit	$564	$885	$(321)
RD&E	76	88	12
SAG	426	517	91

Equipment Gross Margin	28.8%	28.8%	—	pts.
Post sale Gross Margin	41.1%	42.0%	(0.9)	pts.
Total Gross Margin	38.5%	39.1%	(0.6)	pts.
RD&E as a % of Revenue	5.2%	3.9%	(1.3)	pts.
SAG as a % of Revenue	29.1%	22.8%	(6.3)	pts.

Pre-tax Income	$35	$190	$(155)
Pre-tax Income Margin	2.4%	8.4%	(6.0)	pts.

Adjusted(1) Operating Profit	$62	$280	$(218)
Adjusted(1) Operating Margin	4.2%	12.4%	(8.2)	pts.
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(1) See the “Non-GAAP Financial Measures” section for an explanation of the non-GAAP financial measure.
Pre-tax Income Margin
Second quarter 2020 pre-tax income margin of 2.4% decreased 6.0-percentage points as compared to second quarter 2019. The decrease primarily reflected the impact of lower adjusted1 operating margin (see below) of 8.2-percentage points, partially offset by lower Restructuring and related costs and Other expenses, net.
Adjusted1 Operating Margin
Second quarter 2020 adjusted1 operating margin of 4.2% decreased by 8.2-percentage points as compared to second quarter 2019 reflecting the impact of lower revenues, primarily as a result of the significant effect of the COVID-19 pandemic crisis on our business, partially offset by cost and expense reductions associated with our Project Own It transformation actions as well as additional savings from various cost reduction actions to mitigate the impact of the crisis, including approximately $60 million from temporary government assistance measures and furlough programs (see the “Government Assistance and Furlough Programs” section for further details) and other reductions in discretionary spend such as near term targeted marketing programs and the use of contract employees as well as compensation incentives consistent with lower sales and operating results.
____________________________
(1) Refer to the Operating Income / Margin reconciliation table in the “Non-GAAP Financial Measures” section.
Gross Margin
Second quarter 2020 gross margin of 38.5% decreased by 0.6-percentage points compared to second quarter 2019, reflecting the impact of lower revenues, (including from our higher margin post sale stream) primarily as a result of the significant effect of the COVID-19 crisis due to business closures, as well as the impact of price reductions, adverse transaction currency and tariffs. These headwinds were partially offset by the benefits from our Project Own It transformation actions as well as the additional cost reduction actions to mitigate the impact of the crisis, including savings of approximately $40 million from temporary government assistance measures and furlough programs.
Gross margins are expected to continue to be negatively impacted in future periods as a result of an increase in the cost of our imported products due to higher import tariffs. We currently estimate an approximate $30 million cost impact from these higher tariffs for the full year 2020.
Second quarter 2020 equipment gross margin of 28.8% was flat as compared to second quarter 2019, reflecting the benefit of cost reductions from Project Own It as well as a favorable mix of revenues due to the relatively smaller declines in our high-end category, which offset the pressure from lower revenues (primarily as a result of COVID-19 related business closures) and the adverse impact of transaction currency, incremental tariff costs and price incentives.
Second quarter 2020 post sale gross margin of 41.1% decreased by 0.9-percentage points as compared to second quarter 2019, reflecting the impact of lower revenues (primarily as a result of COVID-19 related business closures) and pricing pressure on contract renewals, partially offset by productivity and restructuring savings associated with our Project Own It transformation actions, as well as savings from our additional cost reduction actions to mitigate the impact of the crisis, including approximately $40 million of savings from temporary government assistance measures and furlough programs.
Research, Development and Engineering Expenses (RD&E)
Second quarter 2020 RD&E as a percentage of revenue of 5.2% increased by 1.3-percentage points as compared to second quarter 2019, due to the impact of revenue declines that outpaced the benefit of cost reductions.
RD&E of $76 million decreased $12 million as compared to second quarter 2019 reflecting savings from Project Own It and other temporary cost actions, as well as a favorable impact from the timing of investments, partially offset by higher spend in our innovation areas.
Selling, Administrative and General Expenses (SAG)
SAG as a percentage of revenue of 29.1% increased by 6.3-percentage points as compared to second quarter 2019, primarily due the impact of lower revenues, partially offset by the benefits from productivity and restructuring associated with our Project Own It transformation actions, and savings from additional cost reduction actions to mitigate the impact of the crisis, including approximately $19 million from temporary government assistance measures and furlough programs, and other reductions in discretionary spend such as near term targeted marketing programs and the use of contract employees as well as compensation incentives consistent with lower sales and operating results.
During first quarter 2020 our bad debt provision was $61 million higher than the prior year period primarily reflecting the expected impact to our customer base and related outstanding receivable portfolio as a result of the economic disruption caused by the COVID-19 pandemic crisis. During second quarter 2020, write-offs were in line with expectations and the current bad debt reserves for our trade and finance receivables portfolios were determined to be adequate and consistent with future expectations regarding the impacts from the COVID-19 crisis. Accordingly, no incremental reserves were required and bad debt expense for second quarter 2020 of $13 million was effectively flat as compared to second quarter 2019. We continue to monitor developments regarding this crisis, including expectations for lifting of business closures and mitigating government support actions and as a result our reserve estimates may need to be updated in future periods. Bad debt expense of approximately 2.7 percent of total gross receivables on a trailing-twelve-month basis (TTM) reflects the significant increase in first quarter 2020 and remained high as compared to the 2019 trend of less than one percent.
SAG of $426 million decreased by $91 million as compared to second quarter 2019, reflecting productivity and restructuring savings associated with our Project Own It transformation actions and from additional cost reduction actions, including lower compensation incentives and targeted marketing expenses, to mitigate the impact of the crisis.
Restructuring and Related Costs
We incurred restructuring and related costs of $3 million for the second quarter 2020 as compared to $37 million for second quarter 2019. These costs were primarily related to the implementation of initiatives under our business transformation projects including Project Own It. The following is a breakdown of those costs:

	Three Months Ended June 30,
(in millions)	2020	2019
Restructuring Severance (1)	$7	$13
Asset Impairments (2)	—	10
Other contractual termination costs (3)	—	3
Net reversals (4)	(9)	(8)
Restructuring and asset impairment costs	(2)	18
Retention related severance/bonuses (5)	4	11
Consulting and other costs (6)	1	8
Total	$3	$37

___________________
(1)Reflects headcount reductions of approximately 150 employees worldwide in second quarter of 2020 and 2019, respectively.
(2)Primarily related to the exit and abandonment of leased and owned facilities. The 2019 charge includes the accelerated write-off of $8 million for leased right-of-use assets and $2 million for owned assets upon exit from the facilities, net of any potential sublease income and other recoveries.
(3)Primarily includes additional costs incurred upon the exit from our facilities including decommissioning costs and associated contractual termination costs.
(4)Reflects net reversals for changes in estimated reserves from prior period initiatives.
(5)Includes retention related severance and bonuses for employees expected to continue working beyond their minimum notification period before termination.
(6)Represents professional support services associated with our business transformation initiatives.

Second quarter 2020 actions impacted several functional areas, with approximately 10% focused on gross margin improvements and approximately 90% focused on SAG reductions.
Second quarter 2019 actions impacted several functional areas, with approximately 15% focused on gross margin improvements, approximately 80% focused on SAG reductions, and the remainder focused on RD&E optimization.
The restructuring and related costs reserve balance as of June 30, 2020 for all programs was $94 million, which is expected to be paid over the next twelve months.
Transaction and Related Costs, Net
We incurred $7 million of Transaction and related costs, net during second quarter 2020 primarily related to legal and other professional costs associated with certain strategic M&A projects including our terminated proposal to acquire HP Inc. (see the “Termination of Proposed Transaction with HP Inc.” section for further details).
Amortization of Intangible Assets
Second quarter 2020 Amortization of intangible assets of $10 million decreased by $1 million compared to second quarter 2019 as a result of the write-off of trade names in prior periods associated with our realignment and consolidation of certain XBS sales units as part of Project Own It transformation actions partially offset by intangible amortization associated with 2020 and 2019 acquisitions.
Worldwide Employment
Worldwide employment was approximately 26,100 as of June 30, 2020 and decreased by approximately 900 from December 31, 2019. The reduction resulted from net attrition (attrition net of gross hires), of which a large portion is not expected to be back filled, as well as the impact of organizational changes.
Other Expenses, Net

	Three Months Ended June 30,
(in millions)	2020	2019
Non-financing interest expense	$18	$26
Non-service retirement-related costs	(8)	10
Interest income	(3)	(3)
Currency losses, net	2	—
All other expenses, net	(2)	5
Other expenses, net	$7	$38

Non-financing interest expense
Second quarter 2020 non-financing interest expense of $18 million was $8 million lower than second quarter 2019. When combined with financing interest expense (Cost of financing), total interest expense decreased by $11 million from second quarter 2019 primarily due to a lower debt balance.
Non-service retirement-related costs
Second quarter 2020 non-service retirement-related costs were $18 million lower than second quarter 2019, primarily driven by lower losses from pension settlements in the U.S.

Income Taxes
Second quarter 2020 effective tax rate was 22.9%. On an adjusted1 basis, second quarter 2020 effective tax rate was 23.4%. This rate was higher than the U.S. federal statutory tax rate of 21% primarily due to state taxes and the geographical mix of profits partially offset by the impact from various non-deductible and discrete items on lower pre-tax income. The adjusted1 effective tax rate excludes the tax impacts associated with the following charges: Restructuring and related costs, Amortization of intangible assets, Transaction and related costs, net as well as non-service retirement-related costs and other discrete, unusual or infrequent items as described in our Non-GAAP Financial Measures section.
Second quarter 2019 effective tax rate was 26.3%. On an adjusted1 basis, second quarter 2019 effective tax rate was 26.6%. These rates were higher than the U.S. federal statutory tax rate of 21% primarily due to state taxes and the geographical mix of profits. The adjusted1 effective tax rate excludes the tax impacts associated with the following charges: Restructuring and related costs, Amortization of intangible assets, Transaction and related costs, net, and non-service retirement-related costs.
Our effective tax rate is based on nonrecurring events as well as recurring factors, including the taxation of foreign income. In addition, our effective tax rate will change based on discrete or other nonrecurring events that may not be predictable.
______________
(1)Refer to the Effective Tax Rate reconciliation table in the "Non-GAAP Financial Measures" section.

Net Income from Continuing Operations
Second quarter 2020 net income from continuing operations attributable to Xerox Holdings was $27 million, or $0.11 per diluted share. On an adjusted1 basis, net income from continuing operations attributable to Xerox Holdings was $36 million, or $0.15 per diluted share. Second quarter 2020 adjustments to net income from continuing operations included Restructuring and related costs, Amortization of intangible assets, Transaction and related costs, net and non-service retirement-related costs.
Second quarter 2019 net income from continuing operations attributable to Xerox Holdings was $141 million, or $0.60 per diluted share. On an adjusted1 basis, net income from continuing operations attributable to Xerox Holdings was $186 million, or $0.79 per diluted share. Second quarter 2019 adjustments to net income from continuing operations included Restructuring and related costs, Amortization of intangible assets, Transaction and related costs, net and non-service retirement-related costs.
___________
(1)Refer to the "Non-GAAP Financial Measures" section for the calculation of adjusted EPS. The calculations of basic and diluted earnings per share are included in Appendix I.

Discontinued Operations
In November 2019, Xerox Holdings completed a series of transactions to restructure its relationship with FUJIFILM Holdings Corporation (“FH”), including the sale of its indirect 25% equity interest in Fuji Xerox Co., Ltd. ("FX") for approximately $2.2 billion as well as the sale of its indirect 51% partnership interest in Xerox International Partners ("XIP") for approximately $23 million (collectively the “Sales”). As a result of the Sales and the related strategic shift in our business, the historical financial results of our equity method investment in FX and our XIP business (which was consolidated) for the periods prior to the Sales are reflected as a discontinued operation and as such, their impact is excluded from continuing operations for all periods presented.
Summarized financial information for our Discontinued operations is as follows:

	Three Months Ended June 30,
(in millions)	2020	2019
Revenue	$—	$26

Income from operations(1)	$—	$42
Income before income taxes	—	42
Income tax expense	—	—
Income from discontinued operations, net of tax	—	42
Income from discontinued operations attributable to noncontrolling interests, net of tax	—	2
Income from discontinued operations, attributable to Xerox Holdings, net of tax	$—	$40
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(1) Includes equity income from FX of $32 million for the three months ended June 30, 2019.

Capital Resources and Liquidity
Our second quarter financial results were significantly impacted by COVID-19 related business closures and office building capacity restrictions that impacted our customers' purchasing decisions and caused delayed installations and lower printing volumes on our devices. However, we believe we have sufficient liquidity to manage the business through the economic disruption caused by this crisis:
•A majority of our business is contractually based and our bundled services contracts, on average, include not only a variable component linked to print volumes, but also a fixed minimum, which provides us with a continuing stream of operating cash flow.
•As of June 30, 2020, total cash, cash equivalents and restricted cash were $2,314 million and, apart from restricted cash of $42 million, was readily accessible for use.
•We have access to an undrawn $1.8 billion Credit Facility that matures in August 2022.
•We expect to be able to utilize a combination of cash on hand, capital markets and securitization to manage debt maturities during 2020 (see “Secured Borrowings and Collateral” section for additional information regarding a recent secured borrowing transaction).
•We have focused our efforts on incremental actions to prioritize and preserve cash as we manage through this crisis. These actions include the reduction of discretionary spend such as near term targeted marketing programs, the use of contract employees and compensation incentives consistent with lower sales and operating results, as well as the use of available temporary government assistance measures and furlough programs.
The following summarizes our cash, cash equivalents and restricted cash:

	Three Months Ended June 30,
(in millions)	2020	2019	Change
Net cash provided by operating activities of continuing operations	$34	$276	$(242)
Net cash provided by operating activities of discontinued operations	—	37	(37)
Net cash provided by operating activities	34	313	(279)

Net cash used in investing activities	(18)	(54)	36

Net cash used in financing activities	(372)	(277)	(95)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	5	8	(3)
Decrease in cash, cash equivalents and restricted cash	(351)	(10)	(341)
Cash, cash equivalents and restricted cash at beginning of period	2,665	786	1,879
Cash, Cash Equivalents and Restricted Cash at End of Period	$2,314	$776	$1,538

Cash Flows from Operating Activities
Net cash provided by operating activities of continuing operations was $34 million in second quarter 2020. The $242 million decrease in operating cash from second quarter 2019 was primarily due to the following:
•$231 million decrease in pre-tax income before depreciation and amortization, restructuring and related costs and defined benefit pension costs.
•$196 million decrease from lower accounts payable primarily due to decreased spending and the year-over-year timing of supplier and vendor payments.
•$163 million decrease from higher levels of inventory primarily due to lower sales volume.
•$63 million decrease in other current and long-term liabilities, reflecting lower accruals, particularly incentive-related and other payments, associated with our indirect channel partners.
•$16 million decrease primarily related to the current period settlements of EUR/GBP derivative contracts.

•$11 million decrease from accrued compensation primarily related to lower compensation costs and the year-over-year timing of payments.
•$291 million increase from accounts receivable primarily due to lower revenue.
•$78 million increase primarily related to a higher level of run-off due to lower originations of finance receivables of $59 million and lower equipment on operating leases of $19 million.
•$45 million increase from net taxes primarily due to lower payments in 2020 as a result of lower pre-tax income and government programs, enacted as part of the COVID-19 relief actions, that allow for the deferral of income tax payments to 2021.
•$40 million increase due to the timing of payments associated with restructuring related costs of $8 million in the current period compared to $48 million in the prior year.
Cash Flows from Investing Activities
Net cash used in investing activities was $18 million in second quarter 2020. The $36 million change from second quarter 2019 was primarily due to two acquisitions in the prior year for $38 million compared to no acquisitions in the current period.
Cash Flows from Financing Activities
Net cash used in financing activities was $372 million in second quarter 2020. The $95 million increase in the use of cash from second quarter 2019 was primarily due to the following:
•$311 million increase from net debt activity primarily due to payments of $313 million on Senior Notes in the current period compared to no debt payments in the prior year.
•$197 million decrease due to share repurchases in prior year compared to no share repurchases in the current period.
Cash, Cash Equivalents and Restricted Cash
Restricted cash primarily relates to escrow cash deposits made in Brazil associated with ongoing litigation. Various litigation matters in Brazil require us to make cash deposits to escrow as a condition of continuing the litigation. Restricted cash amounts are classified in our Condensed Consolidated Balance Sheets based on when the cash will be contractually or judicially released.

(in millions)	June 30, 2020	December 31, 2019
Cash and cash equivalents	$2,272	$2,740
Restricted cash
Litigation deposits in Brazil	40	55
Other restricted cash	2	—
Total Restricted cash	42	55
Cash, cash equivalents and restricted cash	$2,314	$2,795

Restricted cash was reported in the Condensed Consolidated Balance Sheets as follows:

(in millions)	June 30, 2020	December 31, 2019
Other current assets	$1	$—
Other long-term assets	41	55
Total Restricted cash	$42	$55

Operating Leases
We have operating leases for real estate and vehicles in our domestic and international operations as well as for certain equipment in our domestic operations. Additionally, we have identified embedded operating leases within certain supply chain contracts for warehouses, primarily within our domestic operations. Our leases have remaining terms of up to ten years and a variety of renewal and/or termination options.

Operating leases right-of-use (ROU) assets, net and operating lease liabilities were reported in the Condensed Consolidated Balance Sheets as follows:

(in millions)	June 30, 2020	December 31, 2019
Other long-term assets	$327	$319

Accrued expenses and other current liabilities	$86	$87
Other long-term liabilities	269	260
Total Operating lease liabilities	$355	$347
Debt and Customer Financing Activities
The following summarizes our debt:

(in millions)	June 30, 2020	December 31, 2019
Principal debt balance(1)	$4,000	$4,313
Net unamortized discount	(11)	(16)
Debt issuance costs	(14)	(17)
Fair value adjustments(2)
- terminated swaps	1	1
- current swaps	2	1
Total Debt	$3,978	$4,282
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(1)There were no Notes Payable as of June 30, 2020 and December 31, 2019, respectively.
(2)Fair value adjustments include the following: (i) fair value adjustments to debt associated with terminated interest rate swaps, which are being amortized to interest expense over the remaining term of the related notes; and (ii) changes in fair value of hedged debt obligations attributable to movements in benchmark interest rates. Hedge accounting requires hedged debt instruments to be reported inclusive of any fair value adjustment.
Finance Assets and Related Debt
The following represents our total finance assets, net associated with our lease and finance operations:

(in millions)	June 30, 2020	December 31, 2019
Total finance receivables, net(1)	$3,070	$3,351
Equipment on operating leases, net	312	364
Total Finance Assets, net(2)	$3,382	$3,715
____________________________

(1)Includes (i) Billed portion of finance receivables, net, (ii) Finance receivables, net and (iii) Finance receivables due after one year, net as included in our Condensed Consolidated Balance Sheets.
(2)The change from December 31, 2019 includes a decrease of $33 million due to currency.
Our lease contracts permit customers to pay for equipment over time rather than at the date of installation; therefore, we maintain a certain level of debt (that we refer to as financing debt) to support our investment in these lease contracts, which are reflected in total finance assets, net. For this financing aspect of our business, we maintain an assumed 7:1 leverage ratio of debt to equity as compared to our finance assets.

Based on this leverage, the following represents the breakdown of total debt between financing debt and core debt:

(in millions)	June 30, 2020	December 31, 2019
Finance receivables debt(1)	$2,686	$2,932
Equipment on operating leases debt	273	319
Financing debt	2,959	3,251
Core debt	1,019	1,031
Total Debt	$3,978	$4,282
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(1)Finance receivables debt is the basis for our calculation of "Cost of financing" expense in the Condensed Consolidated Statements of Income.
Sales of Accounts Receivable
Accounts receivable sales arrangements may be utilized in the normal course of business as part of our cash and liquidity management. Accounts receivable sold are generally short-term trade receivables with payment due dates of less than 60 days.

Accounts receivable sales activities were as follows:

	Three Months Ended June 30,
(in millions)	2020	2019
Accounts receivable sales(1)	$14	$110
Estimated (decrease) increase to operating cash flows(2)	(58)	5
____________________________
(1)Loss on sales were not material. Customers may also enter into structured-payable arrangements that require us to sell our receivables from that customer to a third-party financial institution, which then makes payments to us to settle the customer's receivable. In these instances, we ensure the sale of the receivables are bankruptcy remote and the payment made to us is without recourse. The activity associated with these arrangements is not reflected in this disclosure as payments under these arrangements have not been material and these are customer directed arrangements.
(2)Represents the difference between current and prior period accounts receivable sales adjusted for the effects of currency. In second quarter 2020, the $58 million decrease reflects decreased sales activity in the channel.

Secured Borrowings and Collateral
In July 2020, we entered into a secured loan agreement with a financial institution where we sold $355 million of U.S. based finance receivables and the rights to payments under operating leases with an equipment net book value of $10 million to a special purpose entity (SPE). The purchase by the SPE was funded through an amortizing secured loan to the SPE from the financial institution of $340 million. The SPE is fully consolidated in our financial statements.
The debt has a variable interest rate based on LIBOR (initial rate of 1.76%) and an expected life of less than three years with half projected to be repaid within the first year based on estimated collections of the underlying portfolio of receivables. We also entered into an interest rate hedge agreement to cap LIBOR over the life of the loan.
Shared Services Arrangement with HCL Technologies
In March 2019, as part of Project Own It, Xerox entered into a shared services arrangement with HCL Technologies ("HCL") pursuant to which we transitioned certain global administrative and support functions, including, among others, selected information technology and finance functions (excluding accounting), from Xerox to HCL. This transition was expected to be completed during 2020, however, as a result of delays caused by the COVID-19 pandemic crisis, the transition is now expected to extend into 2021. HCL is expected to make certain ongoing investments in software, tools and other technology to consolidate, optimize and automate the transferred functions with the goal of providing improved service levels and significant cost savings. The shared services arrangement with HCL includes a remaining aggregate spending commitment of approximately $1.2 billion over the next 6 years. However, we can terminate the arrangement at any time at our discretion, subject to payment of termination fees that decline over the term, or for cause.
During second quarter 2020, we incurred net charges of approximately $45 million associated with this arrangement. The cost has been allocated to the various functional expense lines in the Condensed Consolidated Statements of Income based on an assessment of the nature and amount of the costs incurred for the various transferred functions prior to their transfer to HCL.
Termination of Proposed Transaction with HP Inc.
In November 2019, Xerox Holdings commenced a proposed business combination transaction with HP Inc. (“HP”). HP rejected our initial and subsequent proposals and refused to engage in mutual due diligence or negotiations. In January 2020, Xerox Holdings nominated a slate of directors to HP’s board to be voted on at HP’s 2020 annual meeting of stockholders and shortly thereafter, it launched a tender offer to acquire all outstanding shares of HP, as it intended to continue to pursue the proposed business combination transaction. However, the ongoing COVID-19 pandemic crisis and resulting macroeconomic and market turmoil created an environment that the company determined to not be conducive to Xerox Holdings continuing its pursuit of an acquisition of HP. Accordingly, on March 31, 2020 Xerox Holdings withdrew its tender offer to acquire HP and terminated its proxy solicitation to nominate a slate of candidates to HP’s board of directors.
In 2020, Xerox Holdings had obtained $24 billion in financing commitments from several banks to support the cash portion of the proposed business combination transaction with HP. On March 31, 2020, following the withdrawal of Xerox Holdings' tender offer to acquire HP, notice was provided to the banks of the immediate termination of the financing commitment. No termination penalties were paid as a result of termination.

Forward-Looking Statements
This release, and other written or oral statements made from time to time by management contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should”, "targeting", "projecting", "driving" and similar expressions, as they relate to us, our performance and/or our technology, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: the effects of the COVID-19 pandemic on our and our customers' businesses and the duration and extent to which this will impact our future results of operations and overall financial performance; our ability to address our business challenges in order to reverse revenue declines, reduce costs and increase productivity so that we can invest in and grow our business; our ability to attract and retain key personnel; changes in economic and political conditions, trade protection measures, licensing requirements and tax laws in the United States and in the foreign countries in which we do business; the imposition of new or incremental trade protection measures such as tariffs and import or export restrictions; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that partners, subcontractors and software vendors will not perform in a timely, quality manner; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that confidential and/or individually identifiable information of ours, our customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems due to cyber attacks or other intentional acts; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; the exit of the United Kingdom from the European Union; our ability to manage changes in the printing environment and expand equipment placements; interest rates, cost of borrowing and access to credit markets; funding requirements associated with our employee pension and retiree health benefit plans; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; any impacts resulting from the restructuring of our relationship with Fujifilm Holdings Corporation; and the shared services arrangements entered into by us as part of Project Own It. Additional risks that may affect Xerox’s operations and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of Xerox Holdings Corporation’s and Xerox Corporation's 2019 Annual Report on Form 10-K, as well as in Xerox Holdings Corporation's and Xerox Corporation's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC.
These forward-looking statements speak only as of the date of this release or as of the date to which they refer, and Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Non-GAAP Financial Measures
We have reported our financial results in accordance with generally accepted accounting principles (GAAP). In addition, we have discussed our financial results using the non-GAAP measures described below. We believe these non-GAAP measures allow investors to better understand the trends in our business and to better understand and compare our results. Accordingly, we believe it is necessary to adjust several reported amounts, determined in accordance with GAAP, to exclude the effects of certain items as well as their related income tax effects.
A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below as well as in the second quarter 2020 presentation slides available at www.xerox.com/investor.
These non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the company’s reported results prepared in accordance with GAAP.
Adjusted Earnings Measures
•Net Income and Earnings per share (EPS)
•Effective Tax Rate

The above measures were adjusted for the following items:
•Restructuring and related costs: Restructuring and related costs include restructuring and asset impairment charges as well as costs associated with our transformation programs beyond those normally included in restructuring and asset impairment charges. Restructuring consists of costs primarily related to severance and benefits paid to employees pursuant to formal restructuring and workforce reduction plans. Asset impairment includes costs incurred for those assets sold, abandoned or made obsolete as a result of our restructuring actions, exiting from a business or other strategic business changes. Additional costs for our transformation programs are primarily related to the implementation of strategic actions and initiatives and include third-party professional service costs as well as one-time incremental costs. All of these costs can vary significantly in terms of amount and frequency based on the nature of the actions as well as the changing needs of the business. Accordingly, due to that significant variability, we will exclude these charges since we do not believe they provide meaningful insight into our current or past operating performance nor do we believe they are reflective of our expected future operating expenses as such charges are expected to yield future benefits and savings with respect to our operational performance.
•Amortization of intangible assets: The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature and timing as compared to other companies within our industry and from period to period. The use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.
•Transaction and related costs, net: Transaction and related costs, net are costs and expenses primarily associated with certain strategic M&A projects including our announced proposal to acquire HP Inc., which was terminated in March 2020, and our planned transaction with Fujifilm/Fuji Xerox, which was terminated in May 2018. These costs are primarily for third-party legal, accounting, consulting and other similar type professional services as well as potential legal settlements. These costs are considered incremental to our normal operating charges and were incurred or are expected to be incurred solely as a result of the planned transactions. Accordingly, we are excluding these expenses from our Adjusted Earnings Measures in order to evaluate our performance on a comparable basis.
•Non-service retirement-related costs: Our defined benefit pension and retiree health costs include several elements impacted by changes in plan assets and obligations that are primarily driven by changes in the debt and equity markets as well as those that are predominantly legacy in nature and related to employees who are no longer providing current service to the company (e.g. retirees and ex-employees). These elements include (i) interest cost, (ii) expected return on plan assets, (iii) amortization of prior plan amendments, (iv) amortized actuarial gains/losses and (v) the impacts of any plan settlements/curtailments. Accordingly, we consider these elements of our periodic retirement plan costs to be outside the operational performance of the business or legacy costs and not necessarily indicative of current or future cash flow requirements. This approach is consistent with the classification of these costs as non-operating in other expenses, net. Adjusted earnings will continue to include the service cost elements of our retirement costs, which is related to current employee service as well as the cost of our defined contribution plans.

•Other discrete, unusual or infrequent items: We exclude other items given their discrete, unusual or infrequent nature and their impact on our results for the period. There were no adjustments for the second quarter 2020 and second quarter 2019.
We believe the exclusion of these items allows investors to better understand and analyze the results for the period as compared to prior periods and expected future trends in our business.
Adjusted Operating Income/Margin
We calculate and utilize adjusted operating income and margin measures by adjusting our reported pre-tax income and margin amounts. In addition to the costs and expenses noted as adjustments for our Adjusted Earnings measures, adjusted operating income and margin also exclude the remaining amounts included in Other expenses, net, which are primarily non-financing interest expense and certain other non-operating costs and expenses. We exclude these amounts in order to evaluate our current and past operating performance and to better understand the expected future trends in our business.
Constant Currency
To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” This impact is calculated by translating current period activity in local currency using the comparable prior year period's currency translation rate. This impact is calculated for all countries where the functional currency is not the U.S. dollar. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.
Free Cash Flow
To better understand trends in our business, we believe that it is helpful to adjust operating cash flows by subtracting amounts related to capital expenditures. Management believes this measure gives investors an additional perspective on cash flow from operating activities in excess of amounts required for reinvestment. It provides a measure of our ability to fund acquisitions, dividends and share repurchase.
Summary:
Management believes that all of these non-GAAP financial measures provide an additional means of analyzing the current period’s results against the corresponding prior period’s results. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures.
A reconciliation of these non-GAAP financial measures and the most directly comparable measures calculated and presented in accordance with GAAP are set forth on the following tables:

Net Income and EPS reconciliation

	Three Months Ended June 30, 2020		Three Months Ended June 30, 2019
(in millions, except per share amounts)	Net Income	EPS	Net Income	EPS
Reported(1)	$27	$0.11	$141	$0.60
Adjustments:
Restructuring and related costs	3		37
Amortization of intangible assets	10		11
Transaction and related costs, net	7		4
Non-service retirement-related costs	(8)		10
Income tax on adjustments(2)	(3)		(17)
Adjusted	$36	$0.15	$186	$0.79

Dividends on preferred stock used in adjusted EPS calculation(3)		$3		$—
Weighted average shares for adjusted EPS(3)		216		235
Fully diluted shares at June 30, 2020(4)		216
____________________________
(1)Net income and EPS from continuing operations attributable to Xerox Holdings.
(2)Refer to Effective Tax Rate reconciliation.
(3)Average shares for the calculation of adjusted diluted EPS for 2020 exclude 7 million shares associated with our Series A convertible preferred stock and therefore earnings include the preferred stock dividend. Average shares for the calculation of adjusted diluted EPS for 2019 exclude the preferred stock dividend and include 7 million shares associated with our Series A convertible preferred stock.
(4)Represents common shares outstanding at June 30, 2020 plus potential dilutive common shares as used for the calculation of adjusted diluted EPS for the second quarter 2020. The amount excludes shares associated with our Series A convertible preferred stock as they are expected to be anti-dilutive for the year.

Effective Tax Rate reconciliation

	Three Months Ended June 30, 2020			Three Months Ended June 30, 2019
(in millions)	Pre-Tax Income	Income Tax Expense	Effective Tax Rate	Pre-Tax Income	Income Tax Expense	Effective Tax Rate
Reported(1)	$35	$8	22.9%	$190	$50	26.3%
Non-GAAP Adjustments(2)	12	3		62	17
Adjusted(3)	$47	$11	23.4%	$252	$67	26.6%
____________________________

(1) Pre-tax income and income tax expense from continuing operations.
(2) Refer to Net Income and EPS reconciliation for details.
(3) The tax impact on Adjusted Pre-Tax Income from continuing operations is calculated under the same accounting principles applied to the
Reported Pre-Tax Income under ASC 740, which employs an annual effective tax rate method to the results.
Operating Income / Margin reconciliation

	Three Months Ended June 30, 2020			Three Months Ended June 30, 2019
(in millions)	Profit	Revenue	Margin	Profit	Revenue	Margin
Reported(1)	$35	$1,465	2.4%	$190	$2,263	8.4%
Adjustments:
Restructuring and related costs	3			37
Amortization of intangible assets	10			11
Transaction and related costs, net	7			4
Other expenses, net	7			38
Adjusted	$62	$1,465	4.2%	$280	$2,263	12.4%
___________________________
(1) Pre-tax Income and revenue from continuing operations.

Free Cash Flow reconciliation

	Three Months Ended June 30,
(in millions)	2020	2019
Reported(1)	$34	$276
Capital expenditures	(19)	(16)
Free Cash Flow	$15	$260
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(1)Net cash provided by operating activities of continuing operations.

APPENDIX I
Xerox Holdings Corporation
Earnings per Common Share

(in millions, except per-share data, shares in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Basic Earnings per Share:
Net Income from continuing operations attributable to Xerox Holdings	$27	$141	$25	$225
Accrued dividends on preferred stock	(3)	(3)	(7)	(7)
Adjusted net income from continuing operations available to common shareholders	24	138	18	218
Income from discontinued operations attributable to Xerox Holdings, net of tax	—	40	—	89
Adjusted net income available to common shareholders	$24	$178	$18	$307
Weighted average common shares outstanding	212,949	223,606	212,852	226,040

Basic Earnings per Share:
Continuing operations	$0.11	$0.62	$0.08	$0.97
Discontinued operations	—	0.17	—	0.39
Basic Earnings per Share	$0.11	$0.79	$0.08	$1.36

Diluted Earnings per Share:
Net Income from continuing operations attributable to Xerox Holdings	$27	$141	$25	$225
Accrued dividends on preferred stock	(3)	—	(7)	(7)
Adjusted net income from continuing operations available to common shareholders	24	141	18	218
Income from discontinued operations attributable to Xerox Holdings, net of tax	—	40	—	89
Adjusted net income available to common shareholders	$24	$181	$18	$307
Weighted average common shares outstanding	212,949	223,606	212,852	226,040
Common shares issuable with respect to:
Stock Options	—	65	30	34
Restricted stock and performance shares	2,618	4,866	3,132	4,636
Convertible preferred stock	—	6,742	—	—
Adjusted weighted average common shares outstanding	215,567	235,279	216,014	230,710
				—
Diluted Earnings per Share:
Continuing operations	$0.11	$0.60	$0.08	$0.94
Discontinued operations	—	0.17	—	0.38
Diluted Earnings per Share	$0.11	$0.77	$0.08	$1.32

The following securities were not included in the computation of diluted earnings per share as they were either contingently issuable shares or shares that if included would have been anti-dilutive:
Stock options	845	848	816	879
Restricted stock and performance shares	3,648	2,357	3,134	2,587
Convertible preferred stock	6,742	—	6,742	6,742
Total Anti-Dilutive Securities	11,235	3,205	10,692	10,208

Dividends per Common Share	$0.25	$0.25	$0.50	$0.50

APPENDIX II
Xerox Holdings Corporation
Geographic Sales Channels and Product/Offering Definitions

Our business is aligned to a geographic focus and is primarily organized on the basis of go-to-market sales channels, which are structured to serve a range of customers for our products and services. In 2019 we changed our geographic structure to create a more streamlined, flatter and more effective organization, as follows:
•Americas, which includes our sales channels in the U.S. and Canada, as well as Mexico, and Central and South America.
•EMEA, which includes our sales channels in Europe, the Middle East, Africa and India.
•Other, primarily includes sales to and royalties from Fuji Xerox, and our licensing revenue.

Our products and offerings include:
•“Entry”, which includes A4 devices and desktop printers. Prices in this product group can range from approximately $150 to $3,000.
•“Mid-Range”, which includes A3 Office and Light Production devices that generally serve workgroup environments in mid to large enterprises. Prices in this product group can range from approximately $2,000 to $75,000+.
•“High-End”, which includes production printing and publishing systems that generally serve the graphic communications marketplace and large enterprises. Prices for these systems can range from approximately $30,000 to $1,000,000+.
•Xerox Services, includes solutions and services that span from managing print to automating processes to managing content. Our primary offerings are Intelligent Workplace Services (IWS), as well as Digital and Cloud Print Services (including centralized print services) and Communication and Marketing Solutions.